                          SEEQ TECHNOLOGY INCORPORATED
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                    (in thousands, except per share amounts)
                                  (Unaudited)

                                                                Three Months Ended
                                                              -----------------------
                                                              Dec. 31,       Dec. 31,
                                                                1995           1994
                                                              --------       --------
Earnings:
   Net income (loss)                                          $  (293)       $   494
                                                              =======        =======


Shares:
   Average common shares outstanding                           29,873         25,815
   Add effect of dilutive options and warrants
   (as determined by the treasury stock method)                    --              5
                                                              -------        -------

   As Adjusted                                                 29,873         25,820
                                                              =======        =======



   Earnings per share                                         $ (0.01)       $  0.02
                                                              =======        =======